EXHIBIT 11




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                San Francisco, California 94105-2230   Facsimile: (415) 247-4329


INDEPENDENT AUDITORS' CONSENT

The Parnassus Fund:

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 2-93131 of the Parnassus Fund on Form N-1A of our report dated January 25, 1996 appearing in the Fund's 1995 Annual Report to Shareholders in the Statement of Additional Information, which is part of such Registration Statement, (b) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and (c) the reference to us under the heading "General Information" in such Prospectus.



/s/ Deloitte & Touche LLP


February 28, 1996



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